Exhibit 2.2

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT") is made and entered into as of May 26, 2004 by and among Workstream Inc., a corporation organized under the laws of Canada ("PURCHASER"), Kadiri, Inc., a California corporation ("Kadiri"), and Workstream Acquisition III, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (the "MERGER SUB") and Bill McAleer as stockholder representative ("Stockholder Representative"), to amend that certain Agreement and Plan of Merger by and among Purchaser, Kadiri and the Merger Sub (the "AGREEMENT"). All capitalized terms not otherwise defined herein will have the meanings given to such terms in the Agreement.

                                    RECITALS

      WHEREAS, the parties to the Agreement wish to amend certain terms of the Agreement;

      NOW, THEREFORE, in consideration of the foregoing recital, and for other good and valuable, consideration, the parties hereto agree as follows:

      1. MODIFICATION OF SECTION 2.4. Section 2.4 of the Agreement is hereby amended and restated in its entirety as follows:

         "2.4     CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

            (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be as set out on Schedule 2.4 until thereafter amended as provided by law.

            (b) At the Effective Time, the Bylaws of the Corporation, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            (c) The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed."

      2. SCHEDULE 2.4 TO THE AGREEMENT is attached hereto as Appendix "A".

      3. MODIFICATION OF SECTION 10.3. Section 10.3 of the Agreement is hereby amended and restated in its entirety as follows:

      "10.3 RECOVERY FOR INDEMNIFICATION CLAIMS.


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      In the event that Purchaser is entitled to indemnification from the
      Corporation Stockholders pursuant to the terms of this Agreement for breaches of the Corporation's representations and warranties contained in Sections 4.3 and 4.32, such indemnification may be recovered by deducting the amount of such Claims from the Escrow Shares described in Section 2(c) of the Escrow Agreement by instructing the Escrow Agent to return a number of Escrow Shares to the Purchaser equal to the value of such Claim based on the Merger Price Per Share."

      4. MISCELLANEOUS.

            (a) Survival. Except as modified hereby, the Agreement continues in full force and effect, unmodified in any way.

            (b) Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable in the State of Delaware, and without regard to the conflict of laws principles applicable in such jurisdiction.

            (c) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment and have caused this Amendment to be delivered as of the date first above written.


WORKSTREAM INC.                                          KADIRI, INC.


Per:   /s/ Michael Mullarkey                  Per: /s/ Dan Federman
       ---------------------                       ----------------------
Name:  Michael F. Mullarkey                        Name:  Dan Federman
Title: Chief Executive Officer                     Title: President & CEO


WORKSTREAM ACQUISITION III, INC.


Per:   /s/ Michael Mullarkey
       ------------------------
Name:  Michael F. Mullarkey
Title: Director


/s/ Diane Nelson                                   /s/ Bill McAleer
-------------------                               ------------------------------
Witness                                           Bill McAleer,
                                                  as Stockholder Representative

          [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]


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                                  APPENDIX "A"



                                  SCHEDULE 2.4



                                    ARTICLE I

         The name of the Corporation is Kadiri Inc. (the "Corporation").



                                   ARTICLE II

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code.

                                   ARTICLE III

      The aggregate number of shares which this Corporation shall have the authority to issue is One Thousand (1,000) and such shares shall be designated as Common Stock, par value $.001 per share.

                                   ARTICLE IV

      1. Limitation of Directors' Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporation Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

      3. Amendment, Repeal or Modification. Any amendment, repeal or modification of the foregoing provisions of this ARTICLE IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such amendment, repeal or modification.


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